Exhibit 99.2

September 30, 2016

Re:        Close-out of Strategic Storage Trust II, Inc. (the “Company”) Primary Offering

Dear Financial Professional:

Thank you for your continued support of the Company and its investment objectives.

As of September 28, 2016, the Company had raised approximately $475 million in its public offering. We do not expect to commence a follow-on public offering of our shares following the termination of our primary offering on January 9, 2017 due to the current size, diversification and leverage characteristics of our portfolio. Therefore, our primary offering will terminate effective January 9, 2017.

We believe that when the Company has fully deployed the funds from this offering, we will have a portfolio of over $1 billion in properties. After the equity is deployed and the portfolio is stabilized, the board of directors will determine the next steps in the life cycle of the Company.

In connection with the closing, the Company’s policy will be to accept subscription agreements in good order only if they are received by DST, the Company’s transfer agent, and are fully funded on or before the close of business on January 9, 2017. Any subscriptions received or funded after January 9, 2017 will be promptly returned.

If you intend to submit subscriptions prior to the close of our offering, please plan accordingly to ensure that your clients’ investment requests can be satisfied. As we get closer to the January 9, 2017 closing date, we encourage you to submit subscriptions for non-qualified accounts via Federal Express, UPS or other similar delivery service with tracking capability. Additionally, please be mindful of the often significant delays in the receipt of investor funds from qualified accounts. While we will make every effort to process subscriptions from qualified accounts, subscriptions cannot be accepted until investor funds are received. Therefore, we recommend submitting subscriptions for qualified accounts no later than November 30, 2016 in order to provide the custodian ample time to process the funds. We also encourage you to work closely with the custodian after submitting a subscription for a qualified account to ensure the prompt transfer of funds to DST.

You and your firm have been valuable partners in the success of Strategic Storage Trust II, Inc. and we thank you for your continued support. Please contact us at (877) 327-3485 should you have any questions.

Sincerely,

/s/ H. Michael Schwartz	/s/ James Walsh
H. Michael Schwartz	James Walsh
Chairman, President and Chief Executive Officer	Chairman and Chief Executive Officer
Strategic Storage Trust II, Inc.	Select Capital Corporation